Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-1 of our report dated April 16, 2025, except for (1) Notes 13, 17, and 19, as to which the date is May 29, 2025 and (2) Notes 2 (xxiv), 4, 8, 18, and 23, as to which the date is September 4, 2025, with respect to the audited consolidated financial statements of SFIDA X, Inc. for the years ended September 30, 2024 and 2023.

We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ Forvis Mazars Japan Audit LLC

Tokyo, Japan

November 14, 2025